Filed Pursuant to Rule 424(b)(5)
Registration No. 333-167274
PROSPECTUS SUPPLEMENT
(To Prospectus dated June 24, 2010)
4,000,000 Shares
Common Stock
$3.50 per share
Uroplasty, Inc. is offering 4,000,000 shares of common stock.
Our common stock is traded on the NASDAQ Capital Market under the symbol “UPI.” On July 20, 2010, the last reported sale price of our common stock on the NASDAQ Capital Market was $3.84 per share.
Investing in our common stock involves a high degree of risk.
See “Risk Factors” beginning on page S-5 of this prospectus supplement.

	Per Share	Total
Price to the public	$3.50	$14,000,000
Underwriting discount and commissions	$0.21	$840,000
Proceeds, before expenses, to us	$3.29	$13,160,000
We have granted an over-allotment option to the underwriters. Under this option, the underwriters may elect to purchase a maximum of 600,000 additional shares from us within 30 days following the date of this prospectus supplement to cover over-allotments.
The underwriters are offering the shares as described in “Underwriting.” Delivery of the shares will be on or about July 27, 2010.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Sole Book-Running Manager
Oppenheimer & Co.
Co-Manager
JMP Securities
The date of this prospectus supplement is July 22, 2010

Urgent® PC and Macroplastique® are trademarks we own or license.
For purposes of this prospectus supplement and the accompanying prospectus, references to “Uroplasty,” “we,” “us,” “our” and “our company” are to Uroplasty, Inc. and not to our consolidated subsidiaries, unless otherwise indicated or the context otherwise requires.

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About This Prospectus Supplement
This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of shares of our common stock. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. This prospectus supplement and the information incorporated by reference in this prospectus supplement also add to, update and change information contained in, or incorporated by reference into, the accompanying prospectus. If information in this prospectus supplement or the information incorporated by reference in this prospectus supplement is inconsistent with the accompanying prospectus or the information incorporated by reference therein, then this prospectus supplement or the information incorporated by reference in this prospectus supplement will apply and will supersede the information in the accompanying prospectus.
The accompanying prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a shelf registration statement. Under the shelf registration process, from time to time, we may offer and sell any of the securities described in the accompanying prospectus separately or together with other securities described therein.
You should read this prospectus supplement along with the accompanying prospectus carefully before you invest. Both documents contain important information you should consider when making your investment decision. You should also read and consider the information in the documents to which we have referred you under “Where You Can Find More Information” on page S-21 of this prospectus supplement and on page 10 of the accompanying prospectus.
You should rely only on the information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. You should not assume that the information in this prospectus supplement, the accompanying prospectus and any document incorporated by reference is accurate as of any date other than the date on its front cover. Neither we nor anyone acting on our behalf is making an offer to sell these shares of common stock in any jurisdiction where the offer or sale is not permitted.
Cautionary Statement Regarding Forward-Looking Statements
This prospectus supplement and the accompanying prospectus supplement, the documents they incorporate by reference and any related free writing prospectuses issued by us may contain forward-looking statements about our financial condition, results of operations, plans, objectives, future performance and business. Statements preceded by, followed by or that include words such as “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “believe” or similar expressions are intended to identify some of the forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are included, along with this statement, for purposes of complying with the safe harbor provisions of that Act. The realization of matters expressed in forward-looking statements involve risks and uncertainties. Our actual results may differ materially from those contemplated by the forward-looking statements due to, among other factors, the risks and uncertainties described in or incorporated by reference into this prospectus supplement, including under “Risk Factors,” and the accompanying prospectus. Any forward-looking statement contained in this prospectus supplement and the accompanying prospectus and the documents they incorporate by reference speaks only as of the date on which the statement was made, and we undertake no obligation to update publicly or revise any forward-looking statements for any reason, whether as a result of new information, future events or otherwise. New risks emerge from time to time, and we cannot predict all of the risks that may impact our business or the extent to which any particular risk, or combination of risks, may cause actual results to differ materially from those contained in any forward-looking statement.

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Prospectus Supplement Summary
The following summary highlights basic information about Uroplasty and this offering. Because it is a summary, it does not contain all of the information that may be important to you. You should review this entire prospectus supplement and the accompanying prospectus carefully, including the risks of investing in our common stock discussed in the “Risk Factors” section, our consolidated financial statements and notes thereto and the documents incorporated by reference, before making an investment decision.
Our Business
We are a leading provider of innovative, proprietary products for the treatment of voiding dysfunctions. Our primary focus is on two products, the Urgent® PC system for the treatment of symptoms of overactive bladder and Macroplastique® for the treatment of stress urinary incontinence.
We believe that our Urgent PC system is the only FDA cleared, minimally invasive, office-based neurostimulation therapy for the treatment of urge incontinence, urinary urgency and urinary frequency: symptoms associated with overactive bladder. Although pharmaceuticals and implantables are currently the most common treatments of overactive bladder, we believe that the side effects presented by pharmaceuticals and the morbidity associated with implantable devices discourage many patients from using these traditional treatment options for overactive bladder. Our Urgent PC system provides an alternative for these patients by offering office-based treatments without many of these side effects. We began marketing Urgent PC in the United States in our fiscal 2007.
We also offer Macroplastique, a minimally invasive, implantable soft tissue urethral bulking agent for the treatment of adult female stress urinary incontinence that results primarily from intrinsic sphincter deficiency. When Macroplastique is injected into tissue around the urethra, it stabilizes and “bulks” tissues, providing the surrounding muscles with increased capability to control the release of urine from the bladder. We have sold Macroplastique for urological indications in over 40 countries outside the United States since 1991. In October 2006, we received from the FDA pre-market approval for the use of Macroplastique to treat adult female stress urinary incontinence. We began marketing Macroplastique in the United States in 2007.
Outside of the United States, the Urgent PC is also approved for treatment of fecal incontinence, and our soft tissue bulking agent is also approved for treatment of fecal incontinence, male stress incontinence, and vesicoureteral reflux.
Our Markets
Overactive Bladder. For individuals with overactive bladder symptoms, signals to indicate a full bladder are sent early and frequently, triggers to allow the bladder to relax for filling are ineffective, and nervous system control of the urethral sphincter, to keep the bladder closed until an appropriate time, is inadequate. For individuals with normal bladder function, urinary voiding occurs approximately eight times per day, while individuals with an overactive bladder may seek to void over 20 times per day and frequently during the night. While the severity of these symptoms varies, overactive bladder can be debilitating and require altered lifestyles for the estimated 33 million adult Americans that are affected.
The most common treatment for overactive bladder is drug therapy using an anticholinergic agent. Although the market for these drugs is large and they are effective for many patients, because of side effects such as dry mouth, vision problems or constipation, studies indicate that over 55% of patients who undergo pharmacotherapy for overactive bladder stop using the drugs within the first three months. For many of these patients, the only readily available alternative to pharmacotherapy has been direct sacral nerve stimulation through devices that deliver continuous mild electrical pulses to the sacral nerve plexus. These devices, which are surgically implanted in the buttocks and connected to an implanted lead attached to the spinal cord, require surgical intervention at significant cost.
Female Urinary Stress Incontinence. Individuals with urinary incontinence experience involuntary loss of urine from ordinary physical activities, such as coughing, sneezing, laughing, straining or lifting (“stress incontinence”), from neurologic problems that cause the bladder to contract and empty with little or no warning (“urge incontinence”), from an under-active bladder or an obstruction in the bladder or urethra that causes over-distension of the bladder (“overflow incontinence”), or from a combination of these causes. In 1996, the Agency for Health Care Policy and Research, a division of the Public Health Service, U.S. Department of Health and Human Services, estimated that urinary incontinence affected about 13 million people in the United States, the vast majority of whom are women.
Currently the most common treatment to correct female stress incontinence is through surgery to insert a sling that provides a hammock-type support for the urethra to prevent its downward movement and the associated leakage of urine. Female stress incontinence is also treated less invasively with an injectable urethral bulking agent, that surrounds the tissues around the urethra, such as our Macroplastique product.
Our Competitive Advantage
Minimally invasive. Our Urgent PC system treats the symptoms of overactive bladder without surgery. Unlike sacral nerve stimulation products that require surgical implantation, the Urgent PC uses an external stimulator with a small needle temporarily placed above the ankle to deliver electrical pulses to the posterior tibial nerve. Patients feel only a needle prick, a muscle reflex and a tingling sensation. Patients have none of the post-surgical pain or potential complications accompanying implanted devices.
Our Macroplastique product treats female stress incontinence without the need for invasive surgery. Unlike surgical intervention to implant slings, the Macroplastique product is placed by the urologist into the urethral tissue using a small visualizing instrument (cystoscope). This procedure can be completed in less than half an hour.
Minimal side effects. Unlike anticholinergic drugs, which often create intolerable side effects, such as dry mouth, vision problems or constipation, the side effects associated with Urgent PC treatments are typically minor and transient. Further, both our Macroplastique product and our Urgent PC system avoid the morbidity often associated with surgical intervention.
Office based products. In the United States, treatment for overactive bladder using the Urgent PC system is generally performed in a physician’s office, and treatment of female stress incontinence using Macroplastique, is generally performed in a physician’s office or outpatient surgical center, without the costs and delays associated with hospital-based treatments.
Our Strategy
Our goal is to become the leading provider of minimally invasive, office- and outpatient surgical-based solutions for patients who suffer from voiding dysfunctions. The key elements of our strategy are to:
•	Educate physicians and third-party insurance carriers about the benefits of Urgent PC. We believe education of physicians and third-party insurance carriers regarding the benefits of the Urgent PC system is critical to the successful adoption of this system, and to reimbursement for treatments by third-part carriers.

•	Regain revenue growth for Urgent PC through expanded reimbursement coverage. We sponsored and received favorable results from OrBIT and SUmiT clinical studies, the results of which have recently been published in The Journal of Urology®. These study results were also submitted with our application for a unique, listed CPT code for Urgent PC percutaneous tibial nerve treatments to the American Medical Association (AMA) at their CPT Editorial Panel meeting in February 2010. The AMA has advised us that they will assign for this treatment a unique, listed CPT code, to be published in the fall of 2010 that would go into effect in January 2011. We believe the availability of a unique, listed CPT code will encourage broader use of our Urgent PC system.

•	Expand market coverage in the United States. We believe our future sales growth will come predominately from the U.S. market. In order to grow our business in the United States, we will need to significantly expand our field direct sales and support organization, and, as needed, our marketing organization.

•	Educate physicians about the superior performance of Macroplastique. Although Macroplastique has been used in 40 countries outside of the United States. for over two decades, it is not yet well known in the U.S. because it was only introduced for sale in 2007. We believe Macroplastique is superior to other commercially available bulking agents because, with its unique composition, shape and size, it does not degrade, is not rigid and is not absorbed into surrounding tissues.

•	Build patient awareness of office- and outpatient surgical-based solutions. Patients often weigh the quality of life benefits of electing to undergo a surgical procedure against the invasiveness of the procedure. We intend to continue to expand our marketing efforts to build patient awareness of these treatment alternatives and encourage patients to see physicians.

•	Focus on office- and outpatient surgical-based solutions for physicians. We believe our company is uniquely positioned to provide a broad product offering of office- and outpatient surgical-based solutions for physicians. By expanding our United States presence, we intend to develop long-standing relationships with leading physicians treating overactive bladder and incontinence symptoms.

•	Develop, license or acquire new products. We believe our office- and outpatient surgical-based solutions are an important competitive advantage because they allow us to address the various preferences of doctors and patients, as well as the quality of life issues presented by voiding dysfunctions. An important part of our growth strategy is to broaden our product line further to meet customer needs by developing, licensing and acquiring new products, as well as seeking FDA clearance for other indications for our current products, such as approval for our Urgent PC for treatment of fecal incontinence.
Executive Offices
Uroplasty was incorporated in Minnesota in 1992. Our headquarters are located at 5420 Feltl Road, Minnetonka, Minnesota 55343. Our telephone number is (952) 426-6140. We maintain a web site at http://www.uroplasty.com. Information contained on our web site is not part of, and is not incorporated by reference into, this prospectus supplement or the accompanying prospectus.

The Offering

Common stock offered by us	4,000,000 shares

Over-allotment option	600,000 shares

Common stock to be outstanding immediately after this offering	19,887,440 shares

Use of proceeds	We estimate that the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $12.9 million. We intend to use the net proceeds from this offering to fund the commercialization of our Urgent PC system, to finance additional clinical studies that expand the applications of our products and for general corporate purposes, including working capital. See “Use of Proceeds” for additional information.

NASDAQ Capital Market symbol	UPI

Risk factors	Investing in our common stock involves substantial risks. You should carefully consider all of the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus before you decide to invest in our common stock. In particular, we urge you to carefully consider the factors set forth under “Risk Factors” beginning on page S-5 of this prospectus supplement.
The number of shares of common stock to be outstanding after this offering is based on 15,887,440 shares outstanding as of June 30, 2010, and excludes:
•	an aggregate of 2,121,025 shares of our common stock issuable upon the exercise of outstanding options as of June 30, 2010, with a weighted average exercise price of $3.21 per share;

•	an additional 1,329,075 shares of our common stock reserved for future grants under our equity compensation plans as of June 30, 2010; and

•	the shares of common stock that may be purchased by the underwriters to cover over-allotments, if any.
Unless otherwise stated in this prospectus supplement, we have assumed throughout this prospectus supplement that the over-allotment option granted to the underwriters will not be exercised.

Risk Factors
An investment in our common stock involves a high degree of risk. Before making an investment decision, you should carefully read and consider the risks and uncertainties described below as well as the risk factors incorporated by reference into this prospectus supplement and the accompanying prospectus. You should also refer to other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and the related notes incorporated by reference herein. Additional risks and uncertainties not known to us at this time or that we currently deem immaterial may also materially and adversely affect our business and operations.
Risks Related to our Business and Industry
We continue to incur losses and may never reach profitability.
We have incurred net losses in each of the last five fiscal years and had an accumulated deficit of approximately $26.6 million at March 31, 2010. To achieve profitability, we must generate substantially more revenue than we have in prior years. Our ability to achieve significant revenue growth will depend, in large part, on our ability achieve widespread market acceptance and third party reimbursement for our two principal products and successfully expand our business in the U.S. We may never achieve substantial market acceptance, realize significant revenue from the sale of our products or be profitable.
We are dependent on the availability of third-party reimbursement for our revenues.
Our success depends, to a significant extent, on the availability of reimbursement for the cost of our products from third-party payers, such as government health authorities, private health insurance plans and managed care organizations. There is not a uniform policy for reimbursement in the United States or foreign countries. Within the United States, reimbursement coverage is often payer-specific, affecting the consistency and speed of reimbursement payments our customers receive and the inclination of physicians to use our products. Changes in the extent or type of coverage or a reduction in reimbursement rates can cause a decline in purchases of our products, which can materially adversely affect their marketability.
As a relatively new therapy, percutaneous tibial nerve stimulation using the Urgent PC system has historically not been assigned a reimbursement code unique to the technology. During our first fiscal quarter of 2009, the American Medical Association advised the medical community that the previously recommended unique, listed CPT code for reimbursement for Urgent PC treatments should be replaced with an unlisted code. As a result, some third-party insurance carriers delayed or denied reimbursement, causing a significant drop in revenue from this product. In response, we sponsored and received favorable results from clinical trials designed to demonstrate the efficacy of the Urgent PC system, and based on these results, requested that the AMA assign a unique, listed CPT code for procedures using the system. We have been advised that the AMA accepted our request, and will assign a unique CPT Code for percutaneous tibial nerve stimulation when those codes are published. Nevertheless, publication will not occur until Fall 2010, and the code will not be effective until January 2011. Because the code has not yet been assigned, no reimbursements are currently available using the code, the rate of suggested reimbursement has not yet been established, and no private or governmental agency has agreed that they will provide reimbursement on the basis of the code. We cannot be assured that third-party payers will provide or continue to provide coverage and reimbursement, or reimburse providers at rates sufficient to cover their costs and expenses.
We cannot predict how quickly or how broadly the market will accept our products.
In addition to availability of third-party reimbursement, market acceptance of our products will depend on our ability to demonstrate the safety, clinical efficacy, perceived benefits, cost-effectiveness and third party reimbursement of our products compared to products or treatment options of our competitors, and to train physicians in the proper application of our products. We cannot assure you that we will be successful in educating the marketplace about the benefits of our products. Even if customers accept our products, this acceptance may not translate into sales if our competitors have developed similar products that our customers prefer.

If we are not able to attract, retain and motivate our sales force and expand our distribution channels, our sales and revenues will suffer.
In the U.S., we have a sales organization consisting of direct sales and independent sales representatives, and a marketing organization to market our products directly and support our distributor organizations. We expect to expand our sales and marketing organization, as needed to support our growth. We have and will continue to incur significant expense to support this organization. We cannot be certain that our sales organization will be able to generate renewed sales of Urgent PC at levels that justify its expense, or even if it can, that we will be able to recruit, train, motivate or retain qualified sales and marketing personnel or independent sales representatives. Outside of the United States, United Kingdom and the Netherlands, we sell our products through a network of independent distributors. Our ability to increase product sales in foreign markets will largely depend on our ability to develop and maintain relationships with our distributors and on their ability to successfully market and sell our products. We may not be able to retain distributors who are willing to commit the necessary resources to market and sell our products to the level of our expectations. Failure to maintain or expand our distribution channels or to recruit, retain and motivate qualified personnel could have a material adverse effect on our product sales and revenues.
The size and resources of our competitors may render it difficult for us to successfully compete in the marketplace.
Our products compete against similar medical devices and other treatment methods, including drugs, for treating voiding dysfunctions. Many of our competitors, which include some of the largest medical products and pharmaceutical companies in the world, have significantly greater financial, research and development, manufacturing and marketing resources than us. Some of these competitors are currently developing products that likely will compete with Urgent PC and Macroplastique and others could develop or acquire products that are safer, more effective, less invasive, less expensive or more readily accepted than our products. Their products could make our technology and products obsolete or noncompetitive. Our competitors could also devote greater resources to the marketing and sale of their products and adopt more aggressive pricing policies than we can.
We are primarily dependent on sales of two product lines and our business would suffer if sales of either of these product lines decline.
Currently, we are dependent on sales of our Urgent PC system and Macroplastique products. In fiscal 2010, the Urgent PC system accounted for approximately 40% of our net sales and Macroplastique accounted for approximately 47%, of our net sales and the decline in our Urgent PC sales has significantly negatively impacted our business. In fiscal 2009, these products accounted for 51% and 36%, respectively, of our total net sales. If demand for our two product lines decline, our revenues and business prospects may continue to suffer.
We could be subject to fines and penalties, or be required to temporarily or permanently cease offering products, if we fail to comply with the extensive regulations applicable to the sale and manufacture of medical products.
The development, testing, production and marketing of our products are subject to extensive regulation and review by numerous governmental authorities both in the United States and abroad. U.S. and foreign regulations applicable to medical devices are wide-ranging and govern, among other things, the testing, marketing and pre-market review of new medical devices, and the manufacturing practices, reporting, advertising, exporting, labeling and record keeping procedures. We are required to obtain regulatory approval or clearance before we can market our products in the United States and certain foreign countries. The regulatory process requires significant time, effort and expenditures to bring our products to market, and we cannot assure you that the regulatory authority we currently possess to market our products will remain available, or that we will be able to obtain authority to sell new or existing products in new markets. Further the manufacture and manufacturing facilities of medical products are subject to periodic reviews and inspection by the FDA and foreign regulatory authorities. Our failure to comply with regulatory requirements could result in governmental agencies:
•	imposing fines and penalties on us;

•	preventing us from manufacturing or selling our products;

•	bringing civil or criminal charges against us;

•	delaying the introduction of our new products into the market;

•	enforcing operating restrictions;

•	recalling or seizing our products; or

•	withdrawing or denying approvals or clearances for our products.
Even if we receive regulatory approval or clearance of a product, the approval or clearance could limit the uses for which we may label and promote the product, which may limit the market for our products.
We may be subject to changing federal regulation that increases the cost of doing business or imposes requirements with which we cannot comply.
Medical product law and regulation in the United States, and the severity with which they are enforced, are subject to change and periodic fluctuation based upon both political movement and high profile events and cases. Recently the United States Congress adopted, and President Obama signed into law, the Patient Protection and Affordable Care Act: health care reform legislation that, among other things, is intended to expand access to and control costs of health care. Although this new law is designed primarily to deal with third-party payers, changes in the manner such payers do business could impact reimbursement for medical products, such as ours, in ways we cannot predict. Further, the Food and Drug Administration has recently significantly increased the scrutiny applied to 510(k) submissions, and it may also focus more scrutiny on other regulation within its purview. Both the FDA and the United States Congress are influenced by high profile events, injuries and cases that generate publicity and public attention, and new legislation is often generated as a result of those events. There can be no assurance that new products we introduce will not be delayed by the current level of scrutiny applied to applications at the FDA or that new laws and regulations will not be adopted that impact the cost of production and marketing of our existing products.
Our distributors may not obtain regulatory approvals in a timely basis, or at all.
We often rely on our distributors outside the United States to obtain regulatory approval to market our products in particular countries. To the extent we do so, we are dependent on persons outside of our direct control to make regulatory submissions and secure approvals, and we do or will not have direct access to health care agencies in those markets to ensure timely regulatory approvals or prompt resolution of regulatory or compliance matters. If our distributors fail to obtain the required approvals or do not do so in a timely manner, our sales from our international operations and our results of operations may be adversely affected.
We might not have the resources to successfully market our products.
The marketing of our products requires a significant amount of time and expense in order to identify the physicians who would use our products, and to train a sales force that is large enough to interact with the targeted physicians. We might not have the resources necessary to market our products successfully.
If third parties claim that our products infringe their intellectual property rights, we could suffer significant expense and might be required to redesign or discontinue selling the affected product.
Companies operating in our industry routinely seek patent protection for their product designs. Many of our principal competitors have large patent portfolios and use intellectual property litigation enforce their patent rights and to gain competitive advantage. Whether a product infringes a patent involves complex legal and factual issues, the determination of which is often uncertain. Our efforts to identify and avoid infringing the intellectual property rights of third parties may not always be successful. A claim that we have infringed patent or other intellectual property rights, even if without merit, could:
•	be expensive and time consuming to defend;

•	result in us being required to pay significant damages to third parties;

•	cause us to cease making or selling products that incorporate the challenged intellectual property;

•	require us to redesign, reengineer or rebrand our products, if feasible;

•	require us to enter into royalty or licensing agreements in order to obtain the right to use a third party’s intellectual property, which agreements may not be available on terms acceptable to us or at all;

•	divert the attention of our management; or

•	result in our customers or potential customers deferring or limiting their purchases or use of the affected products until resolution of the litigation.
If we are unable to adequately protect our intellectual property rights, we might not be able to compete effectively.
Our success depends in part upon our ability to protect the proprietary rights to the technologies used in our products. We rely on patent protection, as well as contractual agreements containing covenants of confidentiality, against competition and other arrangements, to protect our proprietary technology. These legal means afford only limited protection and may not adequately protect our rights or permit us to gain or maintain a competitive advantage. Our patents might not be broad enough to prevent competitors from introducing similar products into the market. Further, we might not have the resources to successfully defend our patents if challenged or to enforce them against a large competitor. Patent protection in foreign countries may be different from patent protection under U.S. laws and may not be favorable to us.
We also rely on unpatented proprietary technology. We cannot assure you that we can meaningfully protect all of our rights in our unpatented proprietary technology or that others will not independently develop substantially equivalent products or processes or otherwise gain access to our unpatented proprietary technology. We attempt to protect our trade secrets and other unpatented proprietary technology through the use of confidentiality and noncompetition agreements with our current key employees and with other parties to whom we have divulged trade secrets. However, these agreements may not provide meaningful protection for our proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements or in the event competitors discover or independently develop similar proprietary information.
Efforts on our part to enforce any of our proprietary rights could be time-consuming and expensive, which could adversely affect our business and prospects and divert our management’s attention.
Product liability claims could adversely affect our business and results of operations.
The manufacture and sale of medical devices exposes us to significant risk of product liability claims. Any defects or risks that we have not yet identified with our products may give rise to product liability claims. Our existing $10 million of worldwide product liability insurance coverage may be inadequate to protect us from liabilities we may incur. Further, we cannot assure you that this coverage will remain available or that we will be able to maintain alternative product liability insurance at acceptable rates. We could incur significant losses if a product liability claim or series of claims were brought against us for uninsured liabilities or in excess of our insurance coverage and it were ultimately determined that we are liable. Additionally, we could experience a material design or manufacturing failure in our products, a quality system failure, other safety issues or heightened regulatory scrutiny that would warrant a recall of some of our products. A recall of any of our products likely would be costly, would be uninsured and could also result in increased product liability claims. Further, while we train our physician customers in the proper use of our products, we cannot be certain that they will implement our instructions accurately. If our products are used incorrectly by our customers, injury may result and this could give rise to product liability claims against us.
We could be forced to cease manufacturing a product for a period of time if the contractors upon which we rely fail to timely provide us with materials.
We currently purchase several key materials used in our products from single source suppliers, including the finished products for our Urgent PC system. If one of these suppliers delayed or curtailed shipments to us, our ability to manufacture and deliver product would be impaired, our sales would decline or be curtailed for that product, and we would be forced to quickly locate an alternative source of supply. We cannot be sure that acceptable alternative arrangements could be made on a timely basis. Further, our reliance on such suppliers and the cost and difficulty we would encounter in qualifying an alternative subjects us to increased risk of price increase by single source suppliers. Additionally, the qualification of materials and processes as a result of a supplier change could be deemed unacceptable to regulatory authorities and cause delays and increased costs due to additional test requirements. A significant interruption in the supply of materials, for any reason, could delay the manufacture and sale of our products, which would limit our ability to generate revenues.
If we are not able to maintain sufficient quality controls, regulatory approvals of our products by the European Union, Canada, the FDA or other relevant authorities could be delayed or denied and our sales and revenues will suffer.
The FDA, European Union, Canada or other related authorities could stop or delay production of our products if our manufacturing facilities do not comply with applicable manufacturing requirements. The FDA’s Quality System Regulations impose extensive testing, control, documentation and other quality assurance requirements. Canada and the European Union also impose requirements on quality systems of manufacturers, who are inspected and certified on a periodic basis and may be subject to additional unannounced inspections. Further, our suppliers are subject to some of these regulatory requirements. Our failure, or the failure of our suppliers, to comply with these requirements could temporarily or permanently prevent us from manufacturing and marketing our products.
If we are unable to acquire or license other products, our business and future growth prospects could suffer.
As part of our growth strategy, we intend to acquire or license additional products and technologies for development and commercialization. The success of this strategy depends upon our ability to identify, select and acquire the right products and technologies. Products and technologies that we license or acquire may require additional development prior to sale, including clinical testing and approval by the FDA and other regulatory bodies, and we may encounter difficulty or delays in completing the development or receiving the necessary approvals. We may find that the product or technology cannot be manufactured economically or commercialized successfully. We may not be able to acquire or license the right to products on terms that we find acceptable, or at all. Even if we complete future acquisitions, our business, financial condition and the results of operations could be negatively affected because:
•	we may be unable to integrate the acquired business or products successfully and realize anticipated economic, operational and other benefits in a timely manner; and

•	the acquisition may disrupt our ongoing business, distract our management and divert our resources.
Our business strategy relies on assumptions about the market for our products, which, if incorrect, would adversely affect our business prospects and profitability.
We are focused on the market for minimally invasive therapies used to treat voiding dysfunctions. We believe that the aging of the general population will continue and that these trends will increase the need for our products. However, the projected demand for our products could materially differ from actual demand if our assumptions regarding these trends and acceptance of our products by the medical community prove to be incorrect or do not materialize. Actual demand for our products could also be affected if drug therapies gain more widespread acceptance as a viable alternative treatment, which in each case would adversely affect our business prospects and profitability.
Recent deterioration in the economy and credit markets may adversely affect our results of operations and our plans for expansion.
Although our ability to finance expansion of our business, including acquisitions, is dependent upon our operating and financial performance, it is also dependent upon the general availability of credit and prevailing market conditions. As widely reported, the global credit markets and financial services industry have been experiencing a period of dramatic upheaval that has diminished liquidity and credit availability. Further, the general decline in consumer confidence and economic growth, coupled with increases in unemployment rates and uncertainty about economic stability, may impact the willingness of medical consumers to incur unreimbursed medical expense or the higher deductibles that increasingly are required for reimbursed medical expense. This decreasing confidence may cause some consumers to delay medical care and, eventually, the use of our products. We cannot assure you that this economic downturn has ended or that there will not be further deterioration in the global economy, financial markets and consumer confidence. Although the ultimate outcome of these events cannot be predicted, a prolonged economic downturn could have a material adverse effect on the level of our sales and our ability to borrow money in the credit markets to finance expansion.

Negative publicity regarding the use of silicone material in medical devices could harm our business and result in a material decrease in revenues.
Macroplastique is comprised of medical grade, heat-vulcanized polydimethylsiloxane, which results in a solid, flexible silicone elastomer. In the early 1990’s, the United States silicone gel breast implant industry became the subject of significant litigation surrounding the effects of the use of semi-liquid silicone gel in breast implants, leading to the bankruptcy of several companies, including our former parent, Bioplasty, Inc. We use only medical grade solid silicone material in our tissue bulking products and do not use semi-liquid silicone gel, as was used in breast implants. Negative publicity regarding the use of silicone materials in our products or in other medical devices could have a significant adverse affect on the overall acceptance of our products.
We derive a significant portion of our sales from outside of the United States and are subject to the risks of international operations.
We derived approximately 49% of our sales in fiscal 2010 from customers and operations in international markets and expect such sales to continue to represent a significant portion of our revenues. The sale and shipping of our products and services across international borders, as well as the purchase of components and products from international sources, subject us to a number of risks, including:
•	the imposition of additional U.S. and foreign governmental controls or regulations;

•	the imposition of costly and lengthy new export licensing requirements;

•	local political and economic instability;

•	fluctuations in the value of the U.S. dollar relative to foreign currencies;

•	difficulties in recruiting and maintaining distributors and staff in remote locations, including sales people;

•	changes in duties and tariffs, license obligations and other non-tariff barriers to trade;

•	the imposition of new trade restrictions;

•	the imposition of restrictions on the activities of foreign agents, representatives and distributors;

•	foreign taxation compliance and penalties;

•	pricing pressure that we may experience internationally;

•	laws and business practices favoring local companies;

•	longer payment cycles;

•	difficulties in enforcing agreements and collecting receivables through certain foreign legal systems; and

•	difficulties in enforcing or defending intellectual property rights.
We cannot assure you that one or more of these factors will not harm our business.
If we lose the services of our chief executive officer or other key personnel, we may not be able to manage our operations and meet our strategic objectives.
Our success depends, in large part, on the continued service of our senior management. We have no key person insurance with respect to any of our senior managers, and any loss or interruption of their services could significantly reduce our ability to effectively manage our operations and implement our strategy.
We will be exposed to risks relating to evaluations of controls required by Section 404 of the Sarbanes-Oxley Act.
Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act and related regulations implemented by the SEC, are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. Although our management has been required to evaluate the adequacy of our internal controls over financial reporting, absent further legislative actions, our independent auditors will be required to opine as to the adequacy of such internal controls for the first time for our fiscal 2011. While we anticipate being able to fully implement the requirements by the March 31, 2011 deadline, such requirements will likely increase audit costs, and if our auditors are unable to opine, our filings could be delayed and cause us to incur other costs. If we are not able to implement the requirements in a timely manner or with adequate compliance, we may be subject to sanctions or investigation by regulatory authorities, including the SEC. This type of action could adversely affect confidence in our company and our ability to access capital markets and could cause our stock price to decline.
Risks Related to the Offering
Purchasers in this offering will experience immediate dilution.
The offering price of the common stock in this offering will be substantially higher than the net tangible book value per share of our outstanding common stock. If you purchase shares of our common stock in this offering, you will incur immediate and substantial dilution in the amount of $2.40 per share. The exercise of outstanding options into common stock may result in further dilution to your investment in our common stock. See the section entitled “Dilution” beginning on page S-13 of this prospectus supplement for additional information.
Our stock is thinly traded and you may find it difficult to sell your investment in our stock at quoted prices.
There is only a limited trading market for our common stock, which is now quoted on the NASDAQ Capital Market. Transactions in our common stock may lack the volume, liquidity and orderliness necessary to maintain a liquid and active trading market and relatively small purchases or sales orders may have significant swings on trading prices.
Our stock price may fluctuate and be volatile.
The market price of our common stock may be subject to significant fluctuations due to the following factors, among others:
•	variations in our quarterly financial results;

•	developments regarding regulatory clearances or approvals of our products;

•	market acceptance of our products;

•	the success of our efforts to acquire or license additional products;

•	announcements of new products or technologies by us or our competitors;

•	developments regarding our patents and proprietary rights or those of our competitors;

•	developments in U.S. or international reimbursement systems;

•	changes in accounting standards, policies, guidance or interpretations;

•	sales of substantial amounts of our stock by existing shareholders; and

•	general economic conditions, including the current economic downturn.
The stock market in recent years has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of affected companies. These broad market fluctuations may cause the price of our common stock to fall abruptly or remain significantly depressed.
Future sales of our common stock in the public market could lower our share price.
The market price of our common stock could decline due to sales by our existing shareholders of a large number of shares of our common stock or the perception that these sales could occur. These sales could also make it more difficult for us to raise capital through the sale of common stock at a time and price we deem appropriate.
We have a significant number of equity instruments outstanding subject to conversion to our common stock. As of March 31, 2010, we had 2,037,500 shares of our common stock subject to outstanding options.

Our corporate documents and Minnesota law contain provisions that could discourage, delay or prevent a change in control of our company.
Provisions in our articles of incorporation may discourage, delay or prevent a merger or acquisition, even if our shareholders consider the terms favorable. Our articles of incorporation provide for a staggered board of directors, requiring our directors to serve for three-year terms, with approximately one third of the directors standing for reelection each year. A staggered board could make it more difficult for a third party to obtain control of our board of directors through a proxy contest, which may be a necessary step in an acquisition of us that is not favored by our board of directors.
We are also subject to the anti-takeover provisions of Section 302A.673 of the Minnesota Business Corporation Act. Under these provisions, if anyone becomes an “interested shareholder” in a transaction not approved by a committee consisting of disinterested members of our board of directors, we may not enter into a “business combination” with that person for four years, which could discourage a third party from making a takeover offer and could delay or prevent a change of control. For purposes of Section 302A.673, “interested shareholder” generally means someone owning 10% or more of our outstanding voting stock or an affiliate of ours that owned 10% or more of our outstanding voting stock during the past four years, subject to certain exceptions.
We have broad discretion to use a portion of the net proceeds from this offering; our investment of these proceeds may not yield a favorable return.
Our management will have considerable discretion in the application of the net proceeds from this offering, and we may spend or invest the net proceeds in ways with which our shareholders may not agree and that do not necessarily improve our operating results or enhance the value of our common stock. Accordingly, you will need to rely on our judgment with respect to the use of the net proceeds, and you will not have the opportunity as part of your investment decision to assess whether they are being used or invested appropriately. Pending the final application of the net proceeds of this offering, we intend to invest the net proceeds of this offering in interest-bearing and investment-grade securities. These investments may not yield a favorable return.
We do not intend to declare dividends on our stock in the foreseeable future.
We have never declared or paid cash dividends on our common stock. We currently intend to retain all future earnings, if any, for the operation and expansion of our business and, therefore, do not anticipate declaring or paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends on our common stock will be at the discretion of our board of directors and will depend upon our results of operations, earnings, capital requirements, financial condition, future prospects, contractual restrictions and other factors deemed relevant by our board of directors. Therefore, you should not expect to receive dividend income from shares of our common stock.

Use Of Proceeds
We estimate that the net proceeds to us from our sale of 4,000,000 shares of common stock in this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $12.9 million. If the underwriters’ over-allotment option is exercised in full, we estimate that we will receive net proceeds of approximately $14.9 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.
We intend to use the net proceeds from the sale of the common stock offered by us in this offering to fund the commercialization of our Urgent PC system, to fund additional clinical trials to expand the applications for our products and for general corporate purposes, including working capital.
The amounts and timing of our use of proceeds will vary depending on a number of factors, including the amount of cash generated or used by our operations, and the rate of growth, if any, of our business. As a result, our management will have broad discretion in the allocation of the net proceeds of this offering for any purpose, and investors will be relying on the judgment of our management with regard to the use of these net proceeds.
Pending the final application of the net proceeds of this offering, we intend to invest the net proceeds of this offering in interest-bearing and investment-grade securities.
Dilution
Our adjusted net tangible book value as of March 31, 2010, was approximately $8.9 million, or approximately $0.56 per outstanding share of common stock. “Net tangible book value” is total assets, minus the sum of intangible assets and total liabilities, which totaled approximately $6.7 million at March 31, 2010 before adjustment. For purposes of computing our adjusted net tangible book value, we have added approximately $2.2 million of proceeds that we received in May and June 2010 from exercise of warrants to purchase 886,000 shares of common stock. “Net tangible book value per share” is net tangible book value divided by the total number of shares outstanding. For purposes of computing our adjusted net tangible book value per share, we have added to the shares outstanding at March 31, 2010 the 886,000 additional shares we issued in May and June 2010 upon exercise of warrants.
After giving further effect to adjustments relating to the offering, our pro forma adjusted net tangible book value on March 31, 2010 would have been approximately $21.8 million or $1.10 per share. The further adjustments made to determine pro forma adjusted net tangible book value per share are the following:
•	An increase in total assets to reflect the net proceeds of the offering as described under “Use of Proceeds.”

•	The addition of the number of shares offered by this prospectus supplement to the number of shares outstanding.
The following table illustrates the pro forma increase in adjusted net tangible book value of $0.54 per share and the dilution (the difference between the offering price per share and net tangible book value per share) to new investors:

Public offering price per share		$3.50
Adjusted net tangible book value per share as of March 31, 2010	$0.56
Increase per share attributable to the offering	$0.54
Adjusted net tangible book value per share as of March 31, 2010, after giving effect to the offering		$1.10
Dilution per share to new investors in the offering		$2.40
The foregoing table is based on 14,946,540 shares outstanding as of March 31, 2010, plus 886,000 shares of common stock that we issued in May and June 2010 upon exercise of warrants, but assumes no exercise of stock options outstanding as of March 31, 2010. As of March 31, 2010, there were options outstanding to purchase an aggregate of 2,037,500 shares of our common stock, with a weighted average exercise price of $3.14 per share.

Capitalization
The following table sets forth our consolidated capitalization as of March 31, 2010:
•	on an actual basis, but as adjusted for the issuance of 886,000 shares of common stock in May and June 2010 upon exercise of warrants; and

•	as further adjusted to give effect to our sale of 4,000,000 shares of common stock at the public offering price of $3.50 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us (assuming no exercise of the underwriters’ option to purchase an additional 600,000 shares).
The information set forth in the following table should be read in conjunction with and is qualified in its entirety by reference to the audited and unaudited financial statements and notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of March 31, 2010
	Actual[1]	As Adjusted
	(in thousands, except share data)

Short-term debt, including current portion of long-term debt	$--	$--

Long-term debt	$--	$--

Shareholders’ equity:
Common stock, $.01 par value, 40,000,000 shares authorized, 15,832,540 shares issued and outstanding, actual[1]; 19,832,540 shares issued and outstanding, as adjusted	158	198
Additional paid-in capital	38,372	51,242
Accumulated deficit	(26,617)	(26,617)
Accumulated other comprehensive income (loss)	(496)	(496)

Total shareholders’ equity	$11,417	$24,327

Total capitalization	$11,417	$24,327

(1)	As adjusted for the issuance of 886,000 shares of common stock in May and June 2010 upon exercise of warrants.

Price Range Of Common Stock
The following table shows the high and low closing sales prices for our common stock as reported on the NASDAQ Capital Market for the periods indicated that are on or after July 12, 2010, and as reported on the NYSE Amex stock exchange for the periods indicated that are prior to July 12, 2010. Our common stock has traded on the NASDAQ Capital Market under the symbol “UPI” since July 12, 2010, and was traded under the same symbol on the NYSE Amex stock exchange for the periods indicated that are prior to July 12, 2010.

	High	Low
Fiscal Year Ended March 31, 2009
First Quarter	$3.82	$3.00
Second Quarter	3.30	2.25
Third Quarter	2.27	0.80
Fourth Quarter	1.15	0.36

Fiscal Year Ended March 31, 2010
First Quarter	$1.07	$0.66
Second Quarter	1.26	0.61
Third Quarter	2.03	1.03
Fourth Quarter	2.25	1.44

Fiscal Year Ending March 31, 2011
First Quarter	$6.49	$2.23
Second Quarter (through July 21, 2010)	4.68	3.75
As of June 30, 2010, we had approximately 440 holders of record of our common stock. Registered ownership includes nominees who may hold securities on behalf of multiple beneficial owners.

Underwriting
We have entered into an underwriting agreement with the underwriters named below. Oppenheimer & Co. Inc. is acting as representative of the underwriters.
The underwriting agreement provides for the purchase of a specific number of shares of common stock by each of the underwriters. The underwriters’ obligations are several, which means that each underwriter is required to purchase a specific number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of shares of common stock set forth opposite its name below:

Underwriter	Number of Shares
Oppenheimer & Co. Inc.	3,200,000

JMP Securities LLC	800,000

Total:	4,000,000

The underwriters have agreed to purchase all of the shares offered by this prospectus supplement (other than those covered by the over-allotment option described below), if any are purchased.
The shares should be ready for delivery on or about July 27, 2010 against payment in immediately available funds. The underwriters are offering the shares subject to various conditions and may reject all or part of any order. The representative has advised us that the underwriters propose to offer the shares directly to the public at the public offering price that appears on the cover page of this prospectus supplement. In addition, the underwriters may offer some of the shares to other securities dealers at such price less a concession of $0.126 per share. After the shares are released for sale to the public, the representative may change the offering price and other selling terms at various times.
We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus supplement, permits the underwriters to purchase a maximum of an additional 600,000 shares from us to cover over-allotments. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the public offering price that appears on the cover page of this prospectus supplement, less the underwriting discount. If this option is exercised in full, the total price to the public will be approximately $16.1 million and the net proceeds to us, after deducting underwriting discounts and commissions, and estimated offering expense, payable by us, will be approximately $14.9 million.
The following table provides information regarding the amount of the discount to be paid to the underwriters by us:

	Without Exercise of	With Full Exercise of
	Over-Allotment Option	Over-Allotment Option
Per Share	$0.21	$0.21
Total	$840,000	$966,000
We estimate that our total expenses of the offering, excluding the underwriting discount, will be approximately $250,000, which includes $100,000 that we have agreed to reimburse the underwriters for the fees incurred by them in connection with the offering.
In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8.0% of the aggregate amount of the securities offered pursuant to this prospectus supplement and the accompanying prospectus.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
We and our executive officers and directors have agreed to a 90-day “lock up” with respect to shares of capital stock that they beneficially own, including securities that are convertible into shares of common stock and securities that are exchangeable or exercisable for shares of common stock. This means that, subject to certain exceptions, for a period of 90 days following the date of this prospectus supplement, we and such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of Oppenheimer & Co. Inc.
Rules of the SEC may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:
•	Stabilizing transactions – The underwriters may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

•	Over-allotments and syndicate covering transactions – The underwriters may sell more shares of our common stock in connection with this offering than the number of shares that they have committed to purchase. This over-allotment creates a short position for the underwriters. This short sales position may involve either “covered” short sales or “naked” short sales. Covered short sales are short sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional shares in this offering described above. The underwriters may close out any covered short position either by exercising their over-allotment option or by purchasing shares in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market, as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are short sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the shares that could adversely affect investors who purchase shares in this offering.

•	Penalty bids – If the underwriters purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the selling group members who sold those shares as part of this offering.

•	Passive market making – Market makers in the shares who are underwriters or prospective underwriters may make bids for or purchases of shares, subject to limitations, until the time, if ever, at which a stabilizing bid is made.
Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales or to stabilize the market price of our common stock may have the effect of raising or maintaining the market price of our common stock or preventing or mitigating a decline in the market price of our common stock. As a result, the price of the shares of our common stock may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.
Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transactions may occur on the NASDAQ Capital Market or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.
The underwriters may in the future provide us and our affiliates with investment banking and financial advisory services for which they may in the future receive customary fees.
Electronic Delivery of Prospectus Supplements: This prospectus supplement and the accompanying prospectus in electronic format may be delivered to potential investors by the underwriters participating in this offering. The prospectus supplement and the accompanying prospectus in electronic format will be identical to the paper version of such prospectus supplement and accompanying prospectus. Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriters’ web sites and any information contained in any other web site maintained by the underwriters is not part of the prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part.

Notice to Non-US Investors
The offering is exclusively conducted under applicable private placement exemptions and therefore it has not been and will not be notified to, and this document or any other offering material relating to the shares has not been and will not be approved by, the Belgian Banking, Finance and Insurance Commission (“Commission bancaire, financière et des assurances/Commissie voor het Bank-, Financie- en Assurantiewezen”). Any representation to the contrary is unlawful.
The underwriters have undertaken not to offer, sell, resell, transfer or deliver directly or indirectly, any shares, or to take any steps relating/ancillary thereto, and not to distribute or publish this document or any other material relating to the shares or to the offering in a manner which would be construed as: (a) a public offering under the Belgian Royal Decree of 7 July 1999 on the public character of financial transactions; or (b) an offering of shares to the public under Directive 2003/71/EC which triggers an obligation to publish a prospectus in Belgium. Any action contrary to these restrictions will cause the recipient and the issuer to be in violation of the Belgian securities laws.
Neither this prospectus supplement nor any other offering material relating to the shares has been submitted to the clearance procedures of the Autorité des marchés financiers in France. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the shares has been or will be: (a) released, issued, distributed or caused to be released, issued or distributed to the public in France; or (b) used in connection with any offer for subscription or sale of the shares to the public in France. Such offers, sales and distributions will be made in France only: (i) to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in and in accordance with Articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier; (ii) to investment services providers authorised to engage in portfolio management on behalf of third parties; or (iii) in a transaction that, in accordance with article L.411-2-II-1°-or-2° -or 3° of the French Code monétaire et financier and Article 211-2 of the General Regulations (Règlement Général) of the Autorité des marchés financiers, does not constitute a public offer (appel public à l’épargne). Such shares may be resold only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.
In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares which are the subject of the offering contemplated by this prospectus supplement may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:
(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	by the underwriters to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriters for any such offer; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall result in a requirement for the publication by the issuer or the underwriters of a prospectus pursuant to Article 3 of the Prospectus Directive.
For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.
Each of the underwriters has represented, warranted and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any shares in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and

(b)	it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.
In the State of Israel, the shares offered hereby may not be offered to any person or entity other than the following:
(a)	a fund for joint investments in trust (i.e., mutual fund), as such term is defined in the Law for Joint Investments in Trust, 5754-1994, or a management company of such a fund;

(b)	a provident fund as defined in Section 47(a)(2) of the Income Tax Ordinance of the State of Israel, or a management company of such a fund;

(c)	an insurer, as defined in the Law for Oversight of Insurance Transactions, 5741-1981, (d) a banking entity or satellite entity, as such terms are defined in the Banking Law (Licensing), 5741-1981, other than a joint services company, acting for their own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(d)	a company that is licensed as a portfolio manager, as such term is defined in Section 8(b) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(e)	a company that is licensed as an investment advisor, as such term is defined in Section 7(c) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account;

(f)	a company that is a member of the Tel Aviv Stock Exchange, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(g)	an underwriter fulfilling the conditions of Section 56(c) of the Securities Law, 5728-1968;

(h)	a venture capital fund (defined as an entity primarily involved in investments in companies which, at the time of investment, (i) are primarily engaged in research and development or manufacture of new technological products or processes and (ii) involve above-average risk);

(i)	an entity primarily engaged in capital markets activities in which all of the equity owners meet one or more of the above criteria; and

(j)	an entity, other than an entity formed for the purpose of purchasing shares in this offering, in which the shareholders equity (including pursuant to foreign accounting rules, international accounting regulations and U.S. generally accepted accounting rules, as defined in the Securities Law Regulations (Preparation of Annual Financial Statements), 1993) is in excess of NIS 250 million.
Any offeree of the shares offered hereby in the State of Israel shall be required to submit written confirmation that it falls within the scope of one of the above criteria. This prospectus supplement will not be distributed or directed to investors in the State of Israel who do not fall within one of the above criteria.
The offering of the shares offered hereby in Italy has not been registered with the Commissione Nazionale per la Società e la Borsa (“CONSOB”) pursuant to Italian securities legislation and, accordingly, the shares offered hereby cannot be offered, sold or delivered in the Republic of Italy (“Italy”) nor may any copy of this prospectus supplement or any other document relating to the shares offered hereby be distributed in Italy other than to professional investors (operatori qualificati) as defined in Article 31, second paragraph, of CONSOB Regulation No. 11522 of 1 July, 1998, as subsequently amended. Any offer, sale or delivery of the shares offered hereby or distribution of copies of this prospectus supplement or any other document relating to the shares offered hereby in Italy must be made:

(a)	by an investment firm, bank or intermediary permitted to conduct such activities in Italy in accordance with Legislative Decree No. 58 of 24 February 1998 and Legislative Decree No. 385 of 1 September 1993 (the “Banking Act”);

(b)	in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy; and

(c)	in compliance with any other applicable laws and regulations and other possible requirements or limitations which may be imposed by Italian authorities.
This prospectus supplement has not been nor will it be registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this prospectus supplement may not be made available, nor may the shares offered hereunder be marketed and offered for sale in Sweden, other than under circumstances which are deemed not to require a prospectus under the Financial Instruments Trading Act (1991: 980). This offering will be made to no more than 100 persons or entities in Sweden.
The shares offered pursuant to this prospectus supplement will not be offered, directly or indirectly, to the public in Switzerland and this prospectus supplement does not constitute a public offering prospectus as that term is understood pursuant to art. 652a or art. 1156 of the Swiss Federal Code of Obligations. The issuer has not applied for a listing of the shares being offered pursuant to this prospectus supplement on the SWX Swiss Exchange or on any other regulated securities market, and consequently, the information presented in this prospectus supplement does not necessarily comply with the information standards set out in the relevant listing rules. The shares being offered pursuant to this prospectus supplement have not been registered with the Swiss Federal Banking Commission as foreign investment funds, and the investor protection afforded to acquirers of investment fund certificates does not extend to acquirers of shares.
Investors are advised to contact their legal, financial or tax advisers to obtain an independent assessment of the financial and tax consequences of an investment in shares.
Legal Matters
The validity of the shares of common stock being offered hereby will be passed upon for us by Dorsey & Whitney LLP. Goodwin Procter LLP, New York, New York, is acting as counsel for the underwriters in connection with various legal matters relating to the shares of common stock offered hereby.
Experts
The consolidated financial statements and schedule incorporated by reference in this prospectus supplement and elsewhere in the accompanying prospectus have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.

Where You Can Find More Information
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public through the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about its public reference facilities and their copy charges.
The SEC allows us to incorporate by reference the information we file with them. This allows us to disclose important information to you by referencing those filed documents. We have previously filed the following documents with the SEC and are incorporating them by reference into this prospectus supplement (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K):
•	Our Annual Report on Form 10-K for the year ended March 31, 2010;

•	Our Current Reports on Form 8-K filed May 27, 2010 and June 30, 2010;

•	Amendment No. 1 to our Form 10-K for the year ended March 31, 2010 filed June 18, 2010; and

•	the description of our common stock included in our registration statement on Form 8-A filed with the SEC on July 9, 2010, including any amendment or reports filed for the purpose of updating such description, and in any other registration statement or report filed by us under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.
We also are incorporating by reference any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of this offering. The most recent information that we file with the SEC automatically updates and supersedes more dated information.
You can obtain a copy of any documents which are incorporated by reference in this prospectus supplement or the accompanying prospectus, at no cost, by writing or telephoning us at:
Investor Relations
Uroplasty, Inc.
5420 Feltl Road
Minnetonka, MN 55343-7982
(952) 426-6140
You should read the information in this prospectus supplement and the accompanying prospectus together with the information in the documents incorporated by reference herein and therein.

PROSPECTUS
$50,000,000
UROPLASTY, INC.
Common Stock
Warrants

We may offer and sell, from time to time, in one or more offerings, together or separately, shares of our common stock and warrants exercisable for shares of our common stock. The aggregate initial offering price of the securities that we offer will not exceed $50,000,000.
This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus, which may also add, update or change information contained in this prospectus. We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. If any underwriters, dealers or agents are involved in the sale of the securities for which this prospectus is being delivered, we will disclose their names and the nature of our arrangements with them in any prospectus supplement. The net proceeds we expect to receive from any such sale will also be included in the applicable prospectus supplement.
This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. Before investing, you should carefully read this prospectus and any related prospectus supplement.
Our common stock is listed on the NYSE Amex exchange and trades under the ticker symbol “UPI”. Our headquarters are located at 5420 Feltl Road, Minnetonka, Minnesota, 55343. Our telephone number is (952) 426-6140.

Investing in our securities involves risks. You should refer to the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission and carefully consider that information before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 24, 2010.

Urgent® PC and Macroplastique® are trademarks we own or license.
About This Prospectus
This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (SEC) using a shelf registration process on Form S-3. Under this shelf registration, we may sell the securities described in this prospectus separately or together with other securities. The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about us and the securities we are offering. You can read that registration statement at the SEC web site at http://www.sec.gov or at the SEC office mentioned under the heading “Where You Can Find More Information.”
This prospectus provides you with a general description of the securities we may offer. Each time we sell any of these securities, we will provide one or more prospectus supplements containing specific information about the terms of that offering. The prospectus supplements may also add, update or change information contained in this prospectus. If information in the prospectus supplement is inconsistent with the information in this prospectus, then the information in the prospectus supplement will apply and will supersede the information in this prospectus. You should carefully read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” before you invest.
You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. You should not assume that the information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on its front cover.
Neither we nor anyone acting on our behalf is making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
Risk Factors
An investment in our securities involves a high degree of risk. Before making an investment decision, you should carefully read and consider the risk factors incorporated by reference in this prospectus, as well as those contained in any applicable prospectus supplement, as the same may be updated from time to time by our future filings with the SEC under the Securities Exchange Act of 1934, as amended (the Exchange Act). You should also refer to other information contained in or incorporated by reference in this prospectus and any applicable prospectus supplement, including our financial statements and the related notes incorporated by reference herein. Additional risks and uncertainties not presently known to us at this time or that we currently deem immaterial may also materially and adversely affect our business and operations.

Cautionary Statement Regarding
Forward-Looking Statements
This prospectus, any prospectus supplement and the documents incorporated by reference into this prospectus or any prospectus supplement may contain forward-looking statements about our financial condition, results of operations, plans, objectives, future performance and business. Statements that include words such as “may,” “will,” “expect,” “intend,” “anticipate,” “continue,” “estimate,” “project,” “believe,” “plan” or similar expressions identify some of those forward-looking statements. The realization of matters expressed in forward-looking statements involve risks and uncertainties. Our actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the risks and uncertainties described in or incorporated by reference into this prospectus and any applicable prospectus supplement. Any forward-looking statement contained in this prospectus and the documents incorporated by reference speaks only as of the date on which the statement is made, and we. undertake no obligation to update forward-looking statements to reflect events or circumstances that occur after the date on which the statement is made or to reflect the occurrence of unanticipated events. New risks emerge from time to time, and we cannot predict all of the risks that may impact out business or the extent to which any particular risk, or combination of risks, may cause actual results to differ materially from those contained in any forward-looking statement.
Uroplasty, Inc.
Uroplasty, Inc. is a medical device company that develops, manufactures and markets innovative, proprietary products for the treatment of voiding dysfunctions. Our primary focus is on growth in the U.S. market, which we entered in 2005. Prior to that, essentially all of our business was outside of the U.S. We believe the U.S. market presents a significant opportunity for growth in sales of our products.
We offer the Urgent PC® system, which we believe is the only FDA-approved minimally invasive, office-based neurostimulation therapy for the treatment of urinary symptoms — urinary urgency, urinary frequency, and urge incontinence — often associated with overactive bladder. We have intellectual property rights relating to key aspects of our neurostimulation therapy, and we believe our intellectual property portfolio provides us a competitive advantage.
We also offer Macroplastique®, a minimally invasive, implantable soft tissue urethral bulking agent for the treatment of adult female stress urinary incontinence. When Macroplastique is injected into tissue around the urethra, it stabilizes and “bulks” tissues, providing the surrounding muscles with increased capability to control the release of urine. We have sold Macroplastique for urological indications in over 40 countries outside the United States since 1991. In October 2006, we received from the FDA pre-market approval for the use of Macroplastique to treat adult female stress urinary incontinence. We began marketing Macroplastique in the United States in 2007.
Our company was incorporated in Minnesota in 1992. Our headquarters are located at 5420 Feltl Road, Minnetonka, Minnesota, 55343. Our telephone number is (952) 426-6140. We maintain a web site at http://www.uroplasty.com. Information contained on our web site is not part of, and is not incorporated by reference into, this prospectus.
Use Of Proceeds
Unless the applicable prospectus supplement states otherwise, we will use the net proceeds we receive from the sale of the securities for general corporate purposes, which may include, among other things, working capital, capital expenditures, stock repurchases, debt repayment or the financing of possible acquisitions. The prospectus supplement relating to a particular offering of securities by us will identify the use of proceeds for that offering.

Description Of Common Stock
This section summarizes the general terms of the common stock that we may offer using this prospectus. The following description is only a summary and does not purport to be complete, and is qualified by reference to our restated articles of incorporation and bylaws, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” for information on how to obtain copies.
General
Under our restated articles of incorporation, we have authority to issue up to 40,000,000 shares of common stock, par value $0.01 per share. As of June 14, 2010, there were 15,887,440 shares of our common stock outstanding. Our common stock is not entitled to any conversion or redemption rights. Holders of our common stock do not have any preemptive right or other subscription rights to subscribe for additional securities we may issue. Our outstanding shares of common stock are, and any newly issued shares will be, fully paid and non-assessable.
Dividend Rights
Holders of our common stock are entitled to receive such dividends as our board of directors may from time to time declare. We have never declared or paid cash dividends on our common stock. We currently intend to retain all future earnings, if any, for the operation and expansion of our business and, therefore, do not anticipate declaring or paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends on our common stock will be at the discretion of our board of directors and will depend upon our results of operations, earnings, capital requirements, financial condition, future prospects, contractual restrictions and other factors deemed relevant by our board of directors.
Voting and Liquidation Rights
Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of shareholders. Upon liquidation dissolution or winding up of our company, the holders of common stock are entitled to share equally, share for share, in our assets which are legally available for distribution, after payment of amounts payable to creditors.
Anti-Takeover Provisions in Our Restated Articles of Incorporation and the Minnesota Business Corporation Act
Our restated articles of incorporation currently contain provisions that could make the acquisition of control of our company or the removal of our existing management more difficult. Specifically, we do not provide for cumulative voting for our directors, and we have a classified board of directors with each class serving a three-year term.
We are governed by the provisions of Sections 302A.671, 302A.673 and 302A.675 of the Minnesota Business Corporation Act. These provisions may discourage a negotiated acquisition or unsolicited takeover of us and deprive our shareholders of an opportunity to sell their shares at a premium over the market price.
In general, Section 302A.671 provides that a public Minnesota corporation’s shares acquired in a control share acquisition have no voting rights unless voting rights are approved in a prescribed manner. A “control share acquisition” is a direct or indirect acquisition of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors.
In general, Section 302A.673 prohibits a public Minnesota corporation from engaging in a business combination with an interested shareholder for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. The term “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An “interested shareholder” is a person who is the beneficial owner, directly or indirectly, of 10% or more of a corporation’s voting stock, or who is an affiliate or associate of the corporation, and who, at any time within four years before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the corporation’s voting stock. Section 302A.673 does not apply if a committee of our board of directors consisting of one or more of our disinterested directors (excluding directors who are our current and former officers and employees) approves the proposed transaction or the interested shareholder’s acquisition of shares before the share acquisition date, or on the share acquisition date but before the interested shareholder becomes an interested shareholder.
If a takeover offer is made for our stock, Section 302A.675 of the Minnesota Business Corporation Act precludes the offeror from acquiring additional shares of stock (including in acquisitions pursuant to mergers, consolidations or statutory share exchanges) within two years following the completion of the takeover offer, unless shareholders selling their shares in the later acquisition are given the opportunity to sell their shares on terms that are substantially the same as those contained in the earlier takeover offer. A “takeover offer” is a tender offer which results in an offeror who owned ten percent or less of a class of our shares acquiring more than 10% of that class, or which results in the offeror increasing its beneficial ownership of a class of our shares by more than 10% of the class, if the offeror owned 10% or more of the class before the takeover offer. Section 302A.675 does not apply if a committee of our board of directors approves the proposed acquisition before any shares are acquired pursuant to the earlier tender offer. The committee must consist solely of directors who were directors or nominees for our board of directors at the time of the first public announcement of the takeover offer, and who are not our current or former officers and employees, offerors, affiliates or associates of the offeror or nominees for our board of directors by the offeror or an affiliate or associate of the offeror.
Listing
Our common stock is listed on the NYSE Amex exchange and trades under the ticker symbol “UPI”.
Transfer Agent
The transfer agent and registrar for our common stock is StockTrans, Inc.
Description Of Warrants
This section summarizes the general terms and provisions of the warrants represented by warrant agreements and warrant certificates that we may offer using this prospectus. The warrants may be issued for the purchase of shares of common stock. The following description is only a summary and does not purport to be complete. You must look at the applicable forms of warrant agreement and warrant certificate for a full understanding of the specific terms of any warrant. The forms of the warrant agreement and the warrant certificate will be filed or incorporated by reference as exhibits to the registration statement to which this prospectus is a part. See “Where You Can Find More Information” for information on how to obtain copies.
A prospectus supplement will describe the specific terms of the warrants offered under that prospectus supplement, including any of the terms in this section that will not apply to those securities warrants, and any special considerations, including tax considerations, applicable to investing in those securities warrants.
General
We may issue warrants alone or together with other securities offered by the applicable prospectus supplement. Warrants may be attached to or separate from those securities. Each series of warrants will be issued under a separate warrant agreement between us and a bank or trust company, as warrant agent, as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not act as an agent or trustee for any holders or beneficial owners of the warrants.

The prospectus supplement relating to any warrants that we offer using this prospectus will describe the following terms of those warrants, if applicable:
•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, including composite currencies, in which the price of such warrants may be payable;

•	the price at which and the currency or currencies, including composite currencies, in which the securities purchasable upon exercise of such warrants may be purchased;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	the total number of shares that may be purchased if all of the holders exercise the warrants;

•	the number of shares of common stock that may be purchased if a holder exercises any one warrant;

•	if applicable, the designation and terms of any series of securities with which the warrants are being offered, and the number of warrants offered with each security;

•	if applicable, the date on and after which the holder of the warrants can transfer them separately from the related series of securities;

•	the date on which the right to exercise the warrants will commence and the date on which such right will expire;

•	the triggering event and the terms upon which the exercise price and the number of underlying securities that the securities warrants are exercisable into may be adjusted;

•	whether the warrants will be issued in registered or bearer form;

•	the identity of any warrant agent with respect to the warrants and the terms of the warrant agency agreement with that warrant agent;

•	a discussion of material U.S. federal income tax consequences;

•	information with respect to book-entry procedures, if any; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.
A holder of warrants may:
•	exchange them for new warrants of different denominations;

•	present them for registration of transfer, if they are in registered form; and

•	exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement.
Until the warrants are exercised, holders of the warrants will not have any of the rights of holders of the underlying securities.
Exercise of Warrants
Each holder of a warrant is entitled to purchase the number of shares of common stock at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates (or a later date if we extend the time for exercise), unexercised warrants will become void.

Holders of warrants may exercise them by
•	delivering to the warrant agent the payment required to purchase the underlying securities, as stated in the applicable prospectus supplement;

•	properly completing and signing the reverse side of their warrant certificate(s), if any, or other exercise documentation; and

•	delivering their warrant certificate(s), if any, or other exercise documentation to the warrant agent within the time specified by the applicable prospectus supplement.
If you comply with the procedures described above, your warrants will be considered to have been exercised when the warrant agent receives payment of the exercise price. As soon as practicable after you have completed these procedures, we will issue and deliver to you the shares of common stock that you purchased upon exercise. If you exercise fewer than all of the warrants represented by a warrant certificate, we will issue to you a new warrant certificate for the unexercised amount of warrants.
Amendments and Supplements to Warrant Agreements
We may amend or supplement a warrant agreement or warrant certificates without the consent of the holders of the warrants if the changes are not inconsistent with the provisions of the warrants and do not adversely affect the interests of the holders.

Plan Of Distribution
We may offer and sell the securities:
•	through underwriters;

•	through dealers;

•	through agents;

•	directly to one or more purchasers; or

•	through some combination of these methods.
We may distribute the securities from time to time in one or more transactions:
•	at a fixed price, or prices which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.
The prospectus supplement with respect to the securities being offered will set forth the terms of the offering, including:
•	the names of the underwriters, dealers or agents, if any;

•	the terms of the securities being offered, including the purchase price of the securities and the net proceeds to us;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any over-allotment options under which underwriters may purchase additional securities from us; and

•	any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the securities may be listed.
If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions. If we sell securities to underwriters, we will execute an underwriting agreement with them at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more investment banking firms or others, as designated. Unless the applicable prospectus supplement specifies otherwise, the obligations of the underwriters or agents to purchase the securities will be subject to some conditions. The underwriters will be obligated to purchase all the offered securities if any of the securities are purchased.
If a dealer is utilized in the sale of any securities offered by this prospectus, we will sell those securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale
We may also sell securities offered by this prospectus through agents. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable efforts basis for the period of its appointment.
We may also directly sell securities offered by this prospectus. In this case, no underwriters, dealers or agents would be involved.
Underwriters, dealers and agents that participate in the distribution of the securities offered by this prospectus may be deemed underwriters under the Securities Act of 1933, as amended (the Securities Act) and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act.
If the applicable prospectus supplement so indicates, we will authorize agents, underwriters or dealers to solicit offers by some specified institutions to purchase offered securities from us at the public offering price specified in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions stated in the prospectus supplement, and the prospectus supplement will specify the commission payable for solicitation of the contracts.
Under agreements entered into with us, agents and underwriters who participate in the distribution of the offered securities may be entitled to indemnification by us against some civil liabilities, including liabilities under the Securities Act or to contribution regarding payments that the agents or underwriters may be required to make. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.
Any underwriters to whom we sell securities for public offering and sale may make a market in the securities, but the underwriters will not be obligated to do so and may discontinue any market-making at any time without notice.
In connection with an offering of our securities, underwriters, dealers or agents may purchase and sell them in the open market. These transactions may include stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of some bids or purchases for the purpose of preventing or slowing a decline in the market price of the securities, and syndicate short positions involve the sale by the underwriters or agents of a greater number of securities than they are required to purchase from us in the offering. Underwriters may also impose a penalty bid, which means that the underwriting syndicate may reclaim selling concessions allowed to syndicate members or other broker dealers who sell securities in the offering for their account if the syndicate repurchases the securities in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market. These activities, if commenced, may be discontinued at any time without notice. These transactions may be affected on any securities exchange on which the securities may be listed, in the over-the-counter market or otherwise.
Securities we offer using this prospectus may be new issues of securities with no established trading market. The securities may or may not be listed on a national securities exchange. We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.
Validity Of Securities
The validity of the securities offered by this prospectus will be passed upon for us by Dorsey & Whitney LLP. Any underwriter will also be advised about legal matters by its own counsel, which will be named in the applicable prospectus supplement.
Experts
The consolidated financial statements and schedule incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.

Where You Can Find More Information
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public through the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about its public reference facilities and their copy charges.
The SEC allows us to incorporate by reference the information we file with them. This allows us to disclose important information to you by referencing those filed documents. We have previously filed the following documents with the SEC and are incorporating them by reference into this prospectus (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K):
•	Our Annual Report on Form 10-K for the year ended March 31, 2010;

•	Our Current Report on Form 8-K filed May 27, 2010;

•	Amendment No. 1 to our Form 10-K for the year ended May 31, 2010 filed June 18, 2010; and

•	The description of our common stock contained in our Registration Statement on Form 8-A filed September 29, 2005, including any amendment or reports filed for the purpose of updating such description, and in any other registration statement or report filed by us under the Exchange Act, including any amendment or report filed for the purpose of updating such description.
We also are incorporating by reference any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the registration statement of which this prospectus is a part and before the filing of a post-effective amendment to that registration statement that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold. The most recent information that we file with the SEC automatically updates and supersedes more dated information.
You can obtain a copy of any documents which are incorporated by reference in this prospectus or any prospectus supplement, at no cost, by writing or telephoning us at:
Investor Relations
Uroplasty, Inc.
5420 Feltl Road
Minnetonka, MN 55343-7982
(952) 426-6140
You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement relating to the offered securities. We have not authorized anyone to provide you with different information. We are not offering to sell the securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

4,000,000 Shares
Common Stock

PROSPECTUS SUPPLEMENT

July 22, 2010
Oppenheimer & Co.
JMP Securities

You should rely only on the information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. You should not assume that the information in this prospectus supplement, the accompanying prospectus and any document incorporated by reference is accurate as of any date other than the date on its front cover. Neither we nor anyone acting on our behalf is making an offer to sell these shares of common stock in any jurisdiction where the offer or sale is not permitted.